SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          FLORIDA PROGRESS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

P. O. Box 33042, St. Petersburg, Florida 33733

                           (LOGO)

                  NOTICE OF ANNUAL MEETING
                        OF SHAREHOLDERS

- --------------------------------------------------------------------------------

FLORIDA
PROGRESS
CORPORATION

                                                                   March 1, 1995

To the Common Shareholders:

     The Annual Meeting of Shareholders of Florida Progress Corporation will be held at The Radisson Plaza Hotel Fort Worth, 815 Main Street, Fort Worth, Texas, on Thursday, April 20, 1995, at 9:00 A.M., CENTRAL DAYLIGHT TIME, for the following purposes:

     1. To elect four directors to serve for a three-year term;

     2. To vote upon three shareholder proposals as set forth in the accompanying proxy statement;

and to transact such other business as may properly come before the meeting, or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 10, 1995, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A complete list of the shareholders entitled to vote at the meeting will be open to the examination by shareholders, during regular business hours, for a period of ten days prior to the meeting at the principal executive offices of the Company, One Progress Plaza, St. Petersburg, Florida, 33701.

                                          By order of the Board of Directors,

                                          KENNETH E. ARMSTRONG
                                               Vice President, General Counsel
                                               and Secretary

     YOU ARE URGED, WHETHER YOU OWN ONE OR MANY SHARES, TO MARK, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.

FLORIDA PROGRESS CORPORATION, P. O. BOX 33042, ST. PETERSBURG, FLORIDA
33733                                                              MARCH 1, 1995

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS/APRIL 20, 1995

- --------------------------------------------------------------------------------

     This statement is furnished in connection with the solicitation by the Board of Directors of Florida Progress Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on April 20, 1995, or at any adjournment thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company at its principal executive offices at any time before the proxy is voted, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until received by the Company at or prior to the Annual Meeting.

     Shares of Common Stock, without par value (the "Common Stock") are the only outstanding voting securities of the Company.

     Only shareholders whose names appeared of record on the books of the Company at the close of business on February 10, 1995, are entitled to vote at the Annual Meeting. As of that date, there were 95,240,004 shares of Common Stock outstanding. Each share is entitled to one vote. The attendance, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. The Florida Business Corporation Act (the "FBCA") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the FBCA or the Company's articles of incorporation require a greater vote). Therefore, under the FBCA abstentions and broker non-votes have no legal effect, unless a specific percentage of those shareholders entitled to vote is required by the FBCA or the Company's articles to approve a matter.

     The cost of preparing and mailing proxy material and soliciting proxies will be borne by the Company. Solicitation of proxies will be made by telephone or in person with some shareholders by regular employees of the Company. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial owners and the Company will reimburse them for their expense in so doing.

     This proxy statement and accompanying notice and form of proxy are first being sent to the shareholders of the Company on or about March 1, 1995.

ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of twelve members, divided into three classes of equal size. The current terms of the three classes expire in 1995 (Class II directors), 1996 (Class III directors) and 1997 (Class I directors). Directors are generally elected for three-year terms.

     Four Class II directors with terms expiring in 1998 are to be elected at the Annual Meeting. The Board of Directors has nominated four persons, all of whom are currently directors, to stand for election at the Annual Meeting. Mr. Willard D. Frederick, Jr. was elected to the Board of Directors effective January 1, 1995 to fill a vacancy created by the resignation of Paul R. Verkuil. Mr. Verkuil resigned from the Board effective December 31, 1994 and from his position as

President and Chief Executive Officer of the American Automobile Association to serve as visiting professor of law at the University of Pennsylvania. The four persons nominated for election as Class II directors receiving the four highest totals of votes cast in favor of his or her election will be elected as Class II directors. Each share of Common Stock entitles its holder to cast one vote in respect of each director to be elected. Votes may not be cumulated.

     It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote all proxies FOR the election of the four nominees of the Board of Directors as directors of the Company. Directors elected at the Annual Meeting, after being duly qualified, will serve until their successors are elected and qualified.

     The Board of Directors has been informed that all nominees are willing to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the accompanying proxy will vote for the election of another person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

INFORMATION AS TO NOMINEES

     The names and ages of the nominees for election as directors, their principal occupations and employment during the past five years, including a brief biography, and the first year elected as a director, are as follows:

                      NOMINEES FOR TERMS EXPIRING IN 1998
                              (CLASS II DIRECTORS)

- ------------------   WILLARD D. FREDERICK, JR., age 60, Citrus grower and investor, Orlando,
- ------------------   Florida. From 1980 to 1992 Mr. Frederick served as Mayor of the City of
- ------------------   Orlando. He practiced law as a public defender for the Ninth Judicial
- ------------------   Circuit of Florida and in 1966 founded the Orlando law firm of
- ------------------   Frederick, Wooten & Honeywell P.A. He returned to the practice of law in
- -----(PHOTO)------   1992 as a partner in the Orlando office of the firm of Holland & Knight
- ------------------   from which he will retire effective April 1, 1995. He is a member of the
- ------------------   Board of Directors of Atlantic Gulf Communities, Inc. and Blue Cross
- ------------------   Blue Shield of Florida. He also serves as a member of the Board of
- ------------------   Trustees of Rollins College and the University of Central Florida
- ------------------   Foundation. In 1991, he chaired the Florida Governor's Commission for
                     Government by the People (the "Frederick Commission") and served as
                     Chairman of the Florida Benchmark Committee of the Governor's Commission
                     for Government Accountability & Performance. Committees: Compensation;
                     Compliance. Director since January, 1995

- ------------------   ALLEN J. KEESLER, JR., age 56, Group Vice President, Utility Group and
- ------------------   President and Chief Executive Officer of Florida Power Corporation
- ------------------   ("Florida Power"). He joined Florida Power Corporation in 1963. He
- ------------------   served as President and Chief Executive Officer of Talquin Corporation,
- ------------------   a former subsidiary, from January 1983 through February 1988 and was
- -----(PHOTO)------   Group Vice President, Development Group of the Company from January 1986
- ------------------   through February 1988. He is a director of SouthTrust Corporation and
- ------------------   the Edison Electric Institute and an officer and board member of the
- ------------------   Southeastern Electric Exchange. He also serves on the board of trustees
- ------------------   of All Children's Hospital in St. Petersburg, Florida. Committee:
- ------------------   Finance and Budget. Director since 1992*

- ------------------   VINCENT J. NAIMOLI, AGE 57, Chairman, President and Chief Executive
- ------------------   Officer of Anchor Industries International, Inc., and Harvard
- ------------------   Industries, Inc., an operating and holding company and an original
- ------------------   automotive equipment manufacturing company, Tampa, Florida. He is also
- ------------------   Managing General Partner of the Tampa Bay Baseball Ownership Group, St.
- -----(PHOTO)------   Petersburg, Florida. In conjunction with the business activities of
- ------------------   Anchor, Mr. Naimoli currently serves as Chairman and Chief Executive
- ------------------   Officer of Doehler-Jarvis Corporation, Toledo, Ohio; Chairman,
- ------------------   President, and Chief Executive Officer of Ladish Corp, Milwaukee, WI;
- ------------------   and as a director of Resorts International, Inc. and Simplicity Pattern
- ------------------   Company. He was Chairman, President and Chief Executive Officer of
                     Anchor Glass Container Corporation from 1983 through 1989 and began his current occupation in January, 1990. He is a Trustee of the University
                     of Tampa. Committees: Finance and Budget; Compensation; Nominating.
                     Director since 1992

- ------------------   CHARLES B. REED, AGE 53, Chancellor of the State University System of
- ------------------   Florida, Tallahassee, Florida. He has been Chancellor since 1985. From
- ------------------   1979 to 1985, he served as Deputy Chief and Chief of Staff to Florida
- ------------------   Governor Bob Graham. He is a director of Capital Health Plan in
- ------------------   Tallahassee. He also serves on the Florida Council of 100, the Council
- -----(PHOTO)------   on Foreign Relations, and the Business-Higher Education Forum.
- ------------------   Committees: Finance and Budget; Nominating. Director since 1992
- ------------------
- ------------------
- ------------------
- ------------------

     The names and ages of directors who continue in terms expiring in 1996 and 1997, their principal occupations, or employment during the past five years, including a brief biography, the first year elected as a director, are as follows:

INFORMATION AS TO CONTINUING DIRECTORS

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1996
                             (CLASS III DIRECTORS)

- ------------------   JACK B. CRITCHFIELD, age 61, Chairman of the Board and Chief Executive
- ------------------   Officer. He was a director of Florida Power from 1975 through 1978 and
- ------------------   in 1983, became Vice President of Florida Power's Eastern and Ridge
- ------------------   Divisions. He then served the Company as Group Vice President, Energy
- ------------------   and Technology Group and President of Electric Fuels Corporation
- -----(PHOTO)------   ("Electric Fuels"), a subsidiary, from 1987 until February, 1988 when he
- ------------------   was elected President and Chief Operating Officer. On February 1, 1990,
- ------------------   he became President and Chief Executive Officer and on January 1, 1991,
- ------------------   became Chairman of the Board. He is a director of Barnett Banks, Inc.,
- ------------------   Jacksonville. Committee: Executive, Chairman. Director since 1988*
- ------------------

- ------------------   CLARENCE V. MCKEE, ESQ., age 52, Chairman and Chief Executive Officer of
- ------------------   McKee Communications, Inc., Tampa, Florida. From 1987 to 1992, he served
- ------------------   as Chairman and Chief Executive Officer of WTVT Holdings, Inc. He served
- ------------------   as Counsel to Pepper & Corazinni, a Washington, D.C. communications law
- ------------------   firm, from 1980 until 1987 when he became a co-owner of WTVT Holdings,
- -----(PHOTO)------   Inc., licensee of WTVT-TV, Tampa, Florida. He is a director of Barnett
- ------------------   Bank of Tampa, Barnett Banks, Inc., and American Heritage Life Insurance
- ------------------   Company, Jacksonville. Committees: Compensation, Chairman; Audit.
- ------------------   Director since 1989*
- ------------------
- ------------------

- ------------------   RICHARD A. NUNIS, age 62, Chairman of Walt Disney Attractions, Orlando,
- ------------------   Florida. He has held various positions with the Disney organization
- ------------------   since 1955, including vice president, Operations in 1968, executive vice
- ------------------   president of DISNEYLAND and Walt Disney World in 1972, president of Walt
- ------------------   Disney Attractions in 1980, and his current position since 1991. He is a
- -----(PHOTO)------   director of The Walt Disney Company; Sun Banks, N.A., Orlando;
- ------------------   University of Central Florida Foundation, Inc.; and serves as chairman
- ------------------   of the Florida Council of 100, and a member of the Economic Development
- ------------------   Commission of Mid-Florida. Committees: Executive; Compensation; Finance
- ------------------   and Budget, Chairman. Director since 1989
- ------------------

- ------------------   JEAN GILES WITTNER, age 60, President of Wittner & Company, St.
- ------------------   Petersburg, Florida, a firm involved in real estate management and
- ------------------   insurance brokerage and consulting. She previously served as President
- ------------------   and Chief Executive Officer of a savings association from 1975 until it
- ------------------   was sold on December 31, 1986. She then became President of Wittner
- -----(PHOTO)------   Securities, Inc. In November, 1989, she became President of Wittner &
- ------------------   Company. She has been a director of Florida Power since 1977. She also
- ------------------   serves on the board of the Florida Orchestra, the Goodwill Suncoast
- ------------------   Foundation, Menorah Manor, a non-profit nursing home, and the Pinellas
- ------------------   County Education Foundation. She is a member of the board of trustees of
- ------------------   Eckerd College where she is Chairman of the Investment Committee.
                     Committees: Audit, Chairman; Compensation; Compliance. Director since
                     1982*

                 CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1997
                             (CLASS I DIRECTORS)

- ------------------   MICHAEL P. GRANEY, age 51, Partner, Simpson Thacher & Bartlett,
- ------------------   Columbus, Ohio. He has practiced law with this New York based law firm
- ------------------   since 1980 and is now resident partner in its Ohio office. His
- ------------------   specialties are utilities, anti-trust and litigation. He is a member of
- ------------------   the American, District of Columbia, Ohio and Columbus Bar Associations
- -----(PHOTO)------   and the Federal Energy Bar Association. Committees: Executive;
- ------------------   Compliance; Nominating, Chairman; Indemnification, Chairman. Director
- ------------------   since 1991
- ------------------
- ------------------
- ------------------

- ------------------   RICHARD KORPAN, age 53, President and Chief Operating Officer. He joined
- ------------------   the Company in June, 1989 as Executive Vice President and Chief
- ------------------   Financial Officer and was elected President and Chief Operating Officer
- ------------------   effective December 1, 1991. Prior to joining the Company, he was
- ------------------   President and Chief Executive Officer of Pacific Diversified Capital
- -----(PHOTO)------   Company, a subsidiary that comprises the non-utility operations of San
- ------------------   Diego Gas & Electric Company ("SDG&E"). From 1979 to 1986, he held
- ------------------   several positions with SDG&E including Senior Vice President and Chief
- ------------------   Financial Officer, Group Vice President-Finance, and Treasurer. After
- ------------------   practicing law in Colorado, he served in various financial positions at
- ------------------   Public Service Company of Colorado before joining SDG&E. He is a director of SunBank of Tampa Bay, Acordia Central Florida, Inc., Ruth
                     Eckerd Hall's PACT, Inc., the Florida Chamber of Commerce, and Morton
                     Plant Mease Health Care, Inc. Committees: Executive; Finance and Budget.
                     Director since 1989*

- ------------------   JOAN D. RUFFIER, age 55, General Partner, Sunshine Cafes, Orlando,
- ------------------   Florida, a food and beverage concession business at major Florida
- ------------------   airports. From 1978 to 1982 she served as a management consultant to the
- ------------------   National Association of Bank Women. From 1982 to 1986, she practiced
- ------------------   public accounting with the firm of Colley, Trumbower & Howell. In 1986,
- -----(PHOTO)------   she assumed her present position. She is a member of the Administrative
- ------------------   Board of Sun Bank, N.A. in Orlando, and the board of the Jacksonville
- ------------------   Branch of the Federal Reserve Bank of Atlanta. She also serves on the
- ------------------   boards of directors of the Sun Health Alliance, SunHealth Inc. of
- ------------------   Charlotte, North Carolina. She was a member and chairman of the Board of
- ------------------   Regents of the State University System of Florida. She also serves as a director of the University of Central Florida Foundation, the University
                     of Florida Foundation, and the Community Foundation of Central Florida
                     Inc. Committees: Audit; Compliance, Chairman; Finance and Budget;
                     Indemnification. Director since 1990*

- ------------------   ROBERT T. STUART, JR., age 62, Rancher and Investor, Dallas, Texas. He
- ------------------   joined Mid-Continent Life Insurance Company, now a subsidiary, in 1949,
- ------------------   became a Vice President in 1951, President in 1954 and was Chairman of
- ------------------   the Board and Chief Executive Officer from 1975 to 1986 when
- ------------------   Mid-Continent was acquired by the Company. He is a member of the World
- -----(PHOTO)------   Business Council, Oklahoma Cattlemen's Association, Texas & Southwestern
- ------------------   Cattle Raisers Association, and a trustee of The Frontiers of Science
- ------------------   Foundation. Committee: Executive. Director since 1986
- ------------------
- ------------------
- ------------------

- ---------------

* Director of Florida Power Corporation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning shares of the Company's Common Stock that are held by persons known to the Company to be the beneficial owners of more than 5% of said stock as of December 31, 1994.

                                                            NUMBER OF SHARES        PERCENT OF
                      NAME AND ADDRESS                    BENEFICIALLY OWNED(1)       CLASS
    ----------------------------------------------------  ---------------------     ----------
    Franklin Resources, Inc.
      777 Mariners Island Blvd.
      San Mateo, California 94404                               4,930,575              5.18%

SECURITY OWNERSHIP OF MANAGEMENT

     The directors and nominees and all other named executive officers individually, and the directors, nominees and executive officers of the Company as a group, beneficially owned Common Stock as follows:

                                                            NUMBER OF SHARES        PERCENT OF
                            NAME                          BENEFICIALLY OWNED(1)      CLASS(2)
    ----------------------------------------------------  ---------------------     ----------
    JACK B. CRITCHFIELD                                            18,842
    WILLARD D. FREDERICK, JR.                                       1,500
    MICHAEL P. GRANEY                                               1,835(3)
    ALLEN J. KEESLER, JR.                                          45,358(4)
    RICHARD KORPAN                                                  6,840
    CLARENCE V. MCKEE                                               1,750
    VINCENT J. NAIMOLI                                              4,287
    RICHARD A. NUNIS                                               14,720
    CHARLES B. REED                                                   855
    JOAN D. RUFFIER                                                 2,545
    ROBERT T. STUART, JR.                                       1,506,230(5)           1.58%
    JEAN GILES WITTNER                                              8,521
    RICHARD D. KELLER                                               3,595
    JOSEPH H. RICHARDSON                                            6,026
    ALL 16 DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS
      A GROUP, INCLUDING THOSE NAMED ABOVE                      1,626,553              1.71%

- ---------------

(1) As used in this table, "beneficial ownership" means the direct or indirect, sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security. Unless otherwise noted, the number of shares held are beneficially owned as of December 31, 1994.
(2) Unless otherwise noted, less than 1% per individual.
(3) Includes 201 shares owned by Mr. Graney's son, as to which shares Mr. Graney disclaims beneficial ownership.
(4) Includes 16,581 shares owned by Mr. Keesler's father, as to which Mr. Keesler disclaims beneficial ownership.
(5) Includes 594 shares owned by Mr. Stuart's children, as to which shares Mr. Stuart disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has agreed to invest $5 million for a 6.09% limited partnership interest in Tampa Bay Sports Investors, Ltd., a Florida limited partnership formed to acquire a Major League Baseball franchise for the Tampa Bay area. A corporation controlled by Vincent J. Naimoli, a director of the

Company, is the managing general partner and a limited partner in the partnership. Mr. Naimoli has a total indirect interest of 14.63% in the partnership. The foregoing percentage capital interests are subject to decrease should additional investors be admitted to the partnership.

     Mr. Michael P. Graney is a partner in the law firm of Simpson Thacher & Bartlett. That firm provided legal services to Electric Fuels in 1994 and will provide legal services to the Company and Electric Fuels during 1995.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company during 1994, or written representations that no Forms 5 were required, the Company believes that all persons who at any time during 1994 were officers, directors, or greater than ten-percent beneficial owners of the Company's Common Stock, filed their applicable Section 16(a) reports on a timely basis during 1994 and prior fiscal years.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

     During 1994, the Board of Directors held five meetings. In addition, certain directors named in the "Information as to Nominees" and "Information as to Continuing Directors" sections attended standing committee meetings.

     Audit Committee. During 1994, the Audit Committee met three times to review the financial statements and results of the 1993 audit, to recommend independent auditors for 1994 and to discuss plans and objectives for internal audit activities for 1995.

     Compensation Committee. During 1994, the Compensation Committee met three times to review and approve the total compensation opportunities and awards for the executive officers of the Company and Florida Power, and to take actions relating to the basic design of the Company's compensation policies for all employees of the Company and its subsidiaries.

     Nominating Committee. The Nominating Committee held one meeting during 1994 to review potential Board candidates. The Committee will consider recommendations for nominees for election to the Board of Directors submitted by shareholders. These nominations should be submitted to the Secretary of the Company for review by the Committee. Such nominations for the 1996 Annual Meeting of Shareholders should be submitted no later than November 2, 1995.

     During 1994, all directors attended at least 75% of the total number of Board and pertinent committee meetings.

COMPENSATION OF DIRECTORS

     The compensation for all of the nonemployee directors of the Company is $22,500 per year as a retainer fee, plus a fee of $1,500 for each meeting of the Company's Board of Directors attended. Nonemployee directors who serve on committees of the Board or on the Boards of the Company's subsidiaries are paid a daily meeting fee of $1,500 for subsidiary and committee meetings attended on any one day. All or a portion of these fees may be deferred at the discretion of a director.

     Upon retiring from the Board, directors who were not employees of the Company, or one of its subsidiaries, are eligible to receive a fee for their availability for advice and counsel to senior management and the current Board. This fee is equal to the annual retainer for the Board member at the time of his or her retirement multiplied by a percentage equal to 10% for each year served on the Board up to 100%. The fee is paid in quarterly installments for the life of the retired director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served as members of the Compensation Committee of the Board of Directors of the Company during 1994: Vincent J. Naimoli; Clarence
V. McKee; Richard A. Nunis; and Jean Giles Wittner. None of these individuals was during 1994, or formerly, an officer or employee of the Company or any of its subsidiaries.

     The Company has agreed to invest $5 million for a 6.09% limited partnership interest in Tampa Bay Sports Investors, Ltd., a Florida limited partnership formed to acquire a Major League Baseball franchise for the Tampa Bay area. A corporation controlled by Vincent J. Naimoli, a member of the Compensation Committee, is the managing general partner and a limited partner in the partnership. Mr. Naimoli has a total indirect interest of 14.63% in the partnership. The foregoing percentage capital interests are subject to decrease should additional investors be admitted to the partnership.

EXECUTIVE COMPENSATION

     The following table contains information with respect to compensation awarded, earned or paid during the years 1992-1994 to (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Executive Officers") in 1994, whose total remuneration paid in 1994 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                      ANNUAL COMPENSATION(1)       PAYOUTS
                                    --------------------------   -----------
               (a)                  (b)      (c)        (d)          (h)              (i)
                                                                    LTIP           ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY     BONUS     PAYOUTS(2)      COMPENSATION(3)
- ----------------------------------  ----   --------   --------   -----------     --------------
JACK B. CRITCHFIELD                 1994   $589,992   $346,000    $ 345,636(4)      $ 23,910
  Chairman and Chief Executive      1993    585,186    396,500      277,844           10,595
  Officer                           1992    557,435     75,000                        10,288
RICHARD KORPAN                      1994   $432,311   $232,500    $ 206,455(4)      $ 18,060
  President and Chief Operating     1993    395,196    265,000      152,813           10,595
  Officer                           1992    380,000     45,000                        10,288
ALLEN J. KEESLER, JR.               1994   $383,011   $172,500    $ 178,904(4)      $ 15,837
  Group Vice President and          1993    379,548    208,000      217,250            9,888
  President and Chief Executive     1992    374,163     36,000                         9,603
  Officer, Florida Power
  Corporation
RICHARD D. KELLER                   1994   $233,074   $141,000    $ 132,543(4)      $ 10,065
  Group Vice President and          1993    222,495    135,000                        10,010
  President and Chief Executive     1992    216,298     46,000                         9,382
  Officer, Electric Fuels Corp.
JOSEPH H. RICHARDSON                1994   $212,122   $ 88,500    $  81,326(4)      $  4,226
  Senior Vice President, Corporate  1993    198,071    100,000       78,875              119
  Development                       1992    192,554     38,000                         1,908

- ---------------
(1) All other annual compensation paid to the Chief Executive Officer and the Named Executive Officers during 1994, other than salary and annual incentive compensation, does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission rules.

(2) The following number and value of restricted Common Stock as of December 31, 1994 was held by the Chief Executive Officer and the Named Executive Officers as a result of awards earned under the 1991-1993 performance cycle:
    Jack B. Critchfield 5,928 shares $177,840; Richard Korpan 3,260 shares $97,800; Allen J. Keesler, Jr. 4,634 shares $139,020; and Joseph H. Richardson 1,682 shares $50,460.

(3) Company contributions to its Savings Plan and/or its Executive Optional Deferred Compensation Plan on behalf of the Chief Executive Officer and the Named Executive Officers.

(4) Represents the dollar value as of February 9, 1995, the date of grant, of shares of Common Stock earned under the 1992-1994 performance cycle of the Company's Long-Term Incentive Plan, ("LTIP"), two-thirds of which are restricted. The total number of shares earned are as follows: Jack B. Critchfield, 10,676 shares; Richard Korpan 6,377 shares; Allen J. Keesler, Jr., 5,526 shares; Richard D. Keller 4,094 shares; and Joseph H. Richardson 2,512 shares. The vesting schedule for the restricted stock is 50% on January 1, 1996 and 50% on January 1, 1997.

    Dividends are payable on the restricted Common Stock to the extent and on the same date as dividends are paid on all other Company Common Stock.

     In the event of a change in control of the Company, all restrictions on all shares of restricted stock shall lapse upon such change in control.

     The following table contains information with respect to performance shares awarded in 1994 to the Chief Executive Officer and each of the Named Executive Officers of the Company for the 1994-1996 performance cycle of the LTIP:

                          LONG-TERM INCENTIVE PLAN(1)
                                 AWARDS IN 1994

                           NUMBER OF      PERFORMANCE           ESTIMATED PAYOUT AT END OF PERIOD(3)
                          PERFORMANCE       PERIOD        ------------------------------------------------
         NAME              SHARES(2)        COVERED         THRESHOLD         TARGET           MAXIMUM
- ----------------------    -----------     -----------     -------------    -------------    --------------
JACK B. CRITCHFIELD          9,440         1994-1996      4,720 shares     9,440 shares      14,160 shares
RICHARD KORPAN               6,336         1994-1996      3,168 shares     6,336 shares       9,504 shares
ALLEN J. KEESLER, JR.        4,902         1994-1996      2,451 shares     4,902 shares       7,353 shares
RICHARD D. KELLER            3,008         1994-1996      1,504 shares     3,008 shares       4,512 shares
JOSEPH H. RICHARDSON         2,408         1994-1996      1,204 shares     2,408 shares       3,612 shares

- ---------------

(1) The LTIP is a Common Stock based incentive plan to reward participants for long-term growth and performance of the Company. It was approved by the shareholders in 1990. See the Long-Term Incentive Compensation portion of the Report of the Compensation Committee of the Board of Directors on page 12 for additional information.

(2) Performance shares awarded under the LTIP which, upon achievement of performance criteria, would result in the payout of shares of Common Stock of the Company, two-thirds of which would be restricted for periods of time. Payouts of shares of Common Stock are made for achieving returns on equity equal to or exceeding the thresholds determined by the Compensation Committee. In the event of a change in control of the Company, 150% of all performance shares awarded under the LTIP and then outstanding would automatically be considered earned and would be paid in shares of unrestricted Common Stock of the Company together with shares of unrestricted Common Stock payable for dividend equivalents accrued to the change in control on performance shares awarded for performance cycles starting after December 31, 1992. Also, all restrictions on shares of restricted Common Stock previously granted and then held would terminate.

(3) Awards are earned upon achievement of Company and/or subsidiary return on equity goals for the three-year performance cycle.

PENSION PLAN TABLE

     The table below illustrates the estimated annual benefits (computed as a straight life annuity beginning at retirement at age 65) payable under the Company's Retirement Plan and Nondiscrimination Plan for specified final average compensation and years of service levels. As explained below, the table also provides information about the estimated annual benefits (also computed as a straight life annuity beginning at retirement at age 65) payable under the Company's Supplemental Executive Retirement Plan ("SERP").

                                      ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE UNDER
                                        THE RETIREMENT PLAN AND NONDISCRIMINATION PLAN
                   ----------------------------------------------------------------------------------------
                                                        SERVICE YEARS
AVERAGE ANNUAL     ----------------------------------------------------------------------------------------
 COMPENSATION         5            10           15           20           25           30        35 OR MORE
- --------------     --------     --------     --------     --------     --------     --------     ----------
  $  200,000       $ 18,000     $ 36,000     $ 54,000     $ 72,000     $ 90,000     $108,000      $126,000
     300,000         27,000       54,000       81,000      108,000      135,000      162,000       189,000
     400,000         36,000       72,000      108,000      144,000      180,000      216,000       252,000
     500,000         45,000       90,000      135,000      180,000      225,000      270,000       315,000
     600,000         54,000      108,000      162,000      216,000      270,000      324,000       378,000
     700,000         63,000      126,000      189,000      252,000      315,000      378,000       441,000
     800,000         72,000      144,000      216,000      288,000      360,000      432,000       504,000
     900,000         81,000      162,000      243,000      324,000      405,000      486,000       567,000
   1,000,000         90,000      180,000      270,000      360,000      450,000      540,000       630,000
   1,100,000         99,000      198,000      297,000      396,000      495,000      594,000       693,000
   1,200,000        108,000      216,000      324,000      432,000      540,000      648,000       756,000

     Under the Retirement Plan and the Nondiscrimination Plan, the compensation taken into account is salary only; the years of credited service that would be used in calculating benefits under the Retirement Plan and the Nondiscrimination Plan for the executives named in the summary compensation table are as follows:
Dr. Critchfield, 11 years of service; Mr. Korpan, 5 years of service; Mr. Keesler, 32 years of service; Mr. Keller, 16 years of service; and Mr. Richardson, 19 years of service. The benefits under the Retirement Plan and the Nondiscrimination Plan are subject to offset by an amount equal to 1 1/7% of a participant's primary Social Security Benefit for each year of service (with a maximum offset of 40% of primary Social Security).

     The executives named in the summary compensation table are also entitled to benefits under the SERP. These benefits are offset by the benefits payable under the Retirement Plan and the Nondiscrimination Plan, as well as 100% of the executive's primary Social Security benefit. The estimated annual SERP benefit for the named executives (prior to any offsets) may be determined using the table set forth above for the Retirement Plan and the Nondiscrimination Plan; for these purposes, the current compensation for each executive that would be used in calculating benefits under the SERP is substantially the same as that reported as salary and bonus in the summary compensation table, and the number of years of deemed credited service that would be used in calculating benefits under the SERP for each such executive is as follows: Dr. Critchfield 35 years of service; Mr. Korpan 35 years of service; Mr. Keesler 35 years of service; Mr. Keller 16 years of service; and Mr. Richardson 19 years of service.

     Accrued benefits may also be paid under each of the Retirement Plan, Nondiscrimination Plan and SERP if a participant terminates employment before age 65 and meets the requirements for early retirement, disability, death or other termination of employment benefits after becoming vested under the rules of the particular plan.

     The SERP also provides for a lump sum benefit payable in the event of a change in control. In most instances, this benefit is equal to the sum of (1) two times the executive's current annual salary and bonus, (2) the value of the executive's prospective award under the SERP if he had continued to work until age 65 (including amounts that later would have been payable to any surviving spouse) and (3) the amount of any federal excise taxes (and income taxes on any reimbursement under this provision) imposed on the executive under Section 4999 of the Internal Revenue Code with respect to all compensation plans and arrangements of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Executive Compensation Design

     The Company's executive compensation system is intended to attract, retain and motivate high quality executives with individually tailored market- and performance-based compensation packages that reward protection of Company assets and enhancement of shareholder value. The Compensation Committee of the Board of Directors of Florida Progress Corporation (the "Committee"), comprised solely of outside directors, approves total compensation opportunities and awards for executive officers of the Company and Florida Power. The target compensation for each executive officer is established annually by the Committee and is made up of three principal components: base salary; annual incentive cash bonus; and long-term incentive compensation payable in Common Stock. Each executive officer's total direct compensation is generally targeted around the 50th percentile of compensation of persons holding similar positions or having similar responsibilities at other electric utilities or industrial companies. A significant portion of each executive officer's total target compensation (approximately 40-55%) is variable, at risk and dependent upon the Company's annual and long-term performance.

     The Committee believes this "pay-for-performance" program, which compensates an executive officer at his target level of compensation only if specific goals are achieved, is a fair way to structure an executive compensation program. The program rewards executives for meeting financial targets, thus producing benefits for the entire Company and its shareholders. It also helps protect Company assets and build long-term shareholder value.

     A discussion of the three compensation components and the actions taken by the Committee concerning the Named Executive Officers and Chief Executive Officer follows.

  Base Salary

     The base salary component is based, in most instances, on an equal weighting of market data from both utility and general industry sources. An executive officer's base salary is expected to remain relatively flat, in the absence of increased responsibilities, increased compensation levels for comparable positions or other circumstances deemed by the Committee to justify a significant increase. Each year an executive officer's base salary is evaluated in light of available market data and the executive's current responsibilities. The Committee approved base salary increases in 1994 for three of the four Named Executive Officers based on recommendations made by the Chief Executive Officer that took into account increased job responsibilities or internal equity considerations he deemed relevant. The 1994 base salary of the Chief Executive Officer and one Named Executive Officer did not increase over that in effect for most of 1993.

  Annual Incentive Cash Bonus Compensation

     The Company's Management Incentive Compensation Plan (the "MICP") provides annual cash bonus opportunities to officers and key employees of the Company and its subsidiaries (including the Named Executive Officers) by creating cash bonus pools associated with the achievement of corporate goals. The goals associated with the threshold, target and maximum funding levels for each annual cash bonus pool under the MICP are established by the Committee, based upon objective measures of corporate performance. For 1994, the goals established by the Committee for the bonus pools in which each of the Named Executive Officers was a participant were based upon return-on-equity goals for the Company's principal operating subsidiaries. The Committee considers the projections and assumptions contained in the relevant annual profit plan in establishing threshold, target and maximum funding level return-on-equity goals for each bonus pool. Executive officers having responsibility primarily for a single operating subsidiary have been assigned to subsidiary bonus pools having goals based solely on that subsidiary's return on equity. Executive officers having Company-wide responsibilities have been assigned to the holding company bonus pool whose goals were a composite of weighted, operating subsidiary return-on-equity goals. The Committee explicitly retains discretion to take into account, in determining if performance goals were met, whether assumptions contained in the relevant profit plan were in fact valid, and if they were not, to make appropriate adjustments to reported financial results for purposes of computing goal achievement levels ("assumption adjustments").

     Bonus pool funding levels are a mathematical function of pool participants' target bonuses (expressed as a percentage of base salary) and the pool goal level achieved. The Committee may exercise its discretion in approving the specific amount of the annual cash bonuses to be paid to executive and other key officers from the appropriate pools based upon the Committee's subjective evaluation of the officer's overall contributions to the Company. The Committee takes into account recommendations of the Chief Executive Officer in approving bonuses for individual executives and key officers (other than the Chief Executive Officer).

     The 1994 target annual bonuses for the Named Executive Officers ranged from 35% to 45% of base salary and were not changed from the 1993 targets. The Chief Executive Officer's 1994 target annual bonus was 50% of his base salary and also was not changed from 1993. The amounts contained in the bonus column of the Summary Compensation Table for the Named Executive Officers for 1994 are the result of the Committee's determination that 1994 results exceeded the MICP return-on-equity target or maximum goals of the Named Executive Officers. The amount contained in the bonus column of the Summary Compensation Table for the Chief Executive Officer for 1994 is the result of the Committee's determination that the 1994 results exceeded the holding company's MICP return-on-equity target goals. His goals were based upon Florida Power's return on equity, weighted 75% and a composite return on equity of certain Company non-utility subsidiaries, weighted 25%. The amounts contained in the bonus column for both the Chief Executive Officer and the Named Executive Officers were the result of the application of a mathematical formula converting the goal levels achieved, which were above target levels, into dollar amounts, without the Committee making any discretionary adjustments.

  Long-Term Incentive Compensation

     To facilitate executive stock ownership and align the interest of key executives with that of the Company's other shareholders in the long-term growth and performance of the Company, the Committee awarded in 1994 the Chief Executive Officer and the Named Executive Officers the opportunity to earn Common Stock through the grant of performance shares under the Company's LTIP, as indicated in the table appearing on page 9. To date, under the LTIP, the Committee has granted performance shares for five consecutive three-year performance cycles beginning with the 1991-1993 performance cycle. To the extent earned, performance shares are converted into shares of Common Stock. Two-thirds of the Common Stock earned is restricted for periods of time (see footnotes 2 and 4 to the Summary Compensation Table). While restricted, such stock is subject to forfeiture upon termination of employment and thus is not vested. As a result, and subject to certain exceptions e.g. death, disability, retirement or change in control, an LTIP participant would not realize the full economic benefit of his award unless he remains an employee for two years after the end of the period for which it is earned. Thus, a portion of an LTIP participant's total compensation for any year remains at risk for almost five years thereafter. The Committee believes that the phased vesting of LTIP awards helps retain key executives for the long term, while enabling participants to realize the economic benefit of a portion of their awards within the year after they are earned.

     The return-on-equity goals for the 1992-1994 performance cycle of the LTIP were revised, in accordance with the administration policies adopted by the Committee in 1993, to be the sum of the three annual MICP return-on-equity goals for the three years in the relevant performance cycle. The goal weighting used in the MICP is also used for the LTIP goals. Correction of an error in the method previously used to calculate the number of performance shares granted for the first two performance cycles resulted in a reduction in the number of performance shares previously granted under the 1992-1994 cycle.

     The payouts listed in the Long Term Compensation column of the Summary Compensation Table for the Chief Executive Officer and the Named Executive Officers on page 8 for the 1992-1994 performance cycle, are the result of (i) the Committee's determination, after taking into account assumption adjustments to 1993 results relating to the increase in the corporate federal income tax rate and costs recorded in 1993 for the Company's early retirement programs and an assumption adjustment to Florida Power's 1992 results relating to reserves for certain employee benefit claims, that Florida Power's and the relevant non-utility subsidiaries' 1992-1994 cumulative results exceeded the LTIP's return-on-equity target goals, and (ii) the application of a mathematical formula converting the goal level achieved into the number of performance shares earned. The Chief Executive Officer's LTIP payout was based on Florida Power's return on equity, weighted 75%, and a composite return on equity of certain Company non-utility subsidiaries, weighted 25%.

     During 1994, the Committee approved the number of performance shares granted to each Named Executive Officer for the 1994-1996 performance cycle that had a value on the date of grant equal to 35%, 40% or 45% of 1994 base salary, depending on the total compensation opportunity established by the Committee for each executive. There were no changes in the percentages from the previous performance cycle for the Named Executive Officers. For the Chief Executive Officer, the number of performance shares granted for the 1994-1996 performance cycle had a value on the date of grant equal to 50% of his 1994 base salary. This percentage was not modified from the previous performance cycle.

  Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code would deny the Company a deduction for compensation paid to the Chief Executive Officer and each Named Executive Officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." During 1994 the Committee approved an amendment to the Company's MICP to provide for mandatory deferral of cash bonuses which would not qualify for a Company tax deduction due to Section 162(m) of the Internal Revenue Code until such time as it becomes deductible.

Respectfully submitted,

Clarence V. McKee, Chairman
Willard D. Frederick, Jr., member since January, 1995
Vincent J. Naimoli
Richard A. Nunis
Jean Giles Wittner

COMPANY PERFORMANCE

     The following graph compares the Company's performance, as measured by the change in price of its Common Stock plus reinvested dividends, with the Standard & Poor's ("S&P") 500 stock index and the S&P Electric Companies stock index for the five years ended December 31, 1994:

                                   [GRAPH]

      -----------------------------------------------------------------------------------
                                                1989   1990   1991   1992   1993   1994
      -----------------------------------------------------------------------------------
        Florida Progress                         100    103    135    149    163    156
      -----------------------------------------------------------------------------------
        Standard & Poor's 500                    100    97     126    136    150    152
      -----------------------------------------------------------------------------------
        Standard & Poor's Electrics              100    103    134    141    159    138
      -----------------------------------------------------------------------------------

* $100 invested on 12/31/89 in stock or index -- including reinvestment of dividends.
  Fiscal year ending December 31.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of KPMG Peat Marwick which has been the Company's independent Certified Public Accountants since February 2, 1990, was recommended by the Audit Committee and approved by the Board of Directors as the Company's auditor for the year ended December 31, 1994. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.

     The Audit Committee expects to make its recommendation as to the Company's auditor for the current year no later than August, 1995.

1995 SHAREHOLDER PROPOSALS

     It is the intention of the persons named in the accompanying proxy, unless otherwise directed, to vote all proxies AGAINST the following three shareholder proposals. In each case, the shareholder proposal will be approved if the votes cast for the proposal by holders of the shares represented at the Annual Meeting and entitled to vote exceeds the votes cast against the proposal.

                            SHAREHOLDER PROPOSAL #2A

     Louis D. Putney, 4805 S. Himes Avenue, Tampa, Florida 33611, the holder of record of 81 shares of the Company's Common Stock, has notified the Company of his intention to present the following proposal for action by the shareholders at the Annual Meeting:

     WHEREAS, we believe "the right to a secure and healthy environment, clean air, pure water, and an earth that can nurture and support present and future generations" to be a basic human right;

     WHEREAS, we believe the catastrophic accident at Chernobyl, which caused the equivalent of $2.8 billion in damage, contaminated 400 square miles of land, and will result in the deaths of 25,000 people, clearly exhibited the dangers of nuclear power;

     WHEREAS, a fire insulating material known as Thermo-Lag is used extensively at the company's Crystal River nuclear reactor to protect wiring critical to the nuclear safety systems of the reactor; in April 1992 a Special Review Team of the NRC studied Thermo-Lag and could not determine that it would adequately protect the safety systems and the agency has declared Thermo-Lag inoperable; and on September 29, 1994, a federal grand jury indicted Thermal Science, Inc., for falsifying test records regarding the efficacy of Thermo-Lag;

     WHEREAS, we believe the company continues to operate the plant in disregard of many compromises to nuclear safety, including those posed by Thermo-Lag insulation;

     WHEREAS, we believe the company is negotiating to sell the Crystal River nuclear plant to Southern Company, Duke Power, or some other out-of-state corporation with limited ties to the community of Crystal River or to the State of Florida, and with less incentive to operate the nuclear plant safely, prudently and in the best interests of the citizens of Florida; and

     WHEREAS, we believe the company has a compelling corporate responsibility to the community of Crystal River and the citizens of the State of Florida not to sell the nuclear plant to a third party, but to take responsibility for the nuclear plant which it built, together with the nuclear waste which it has created, through the decommissioning of the nuclear plant.

     NOW, THEREFORE BE IT RESOLVED that the shareholders request the Board of
Directors:

     1. To adopt the following policy: Florida Progress Corporation will not sell or otherwise transfer operational responsibility for the Crystal River nuclear plant to any third party; and

     2. To adopt the following policy: Florida Progress Corporation shall immediately cease its operation of the nuclear power plant at Crystal River, Florida, unless and until the dangers associated with the plant's use of Thermo-Lag insulation are resolved.

                       SHAREHOLDERS' SUPPORTING STATEMENT

     We believe our company's actions in continuing to operate the nuclear plant while knowing that the Thermo-Lag insulation will not adequately protect critical safety components in the event of a fire exhibits an insensitivity to safety concerns in its operation of the reactor.

     As stockholders, we believe that Florida Progress must serve larger social interests than the maximization of profits, should not attempt to avoid its responsibility for the nuclear plant it has created by selling the plant to a third party, and should act responsibly by ceasing its nuclear operations until the dangers associated with the plant's use of Thermo-Lag insulation are resolved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL
                           FOR THE FOLLOWING REASONS

  Overview

     This is the eleventh time since 1982 that this individual shareholder (owner of fewer than 100 shares) has submitted a proxy proposal critical of Florida Power's Crystal River nuclear plant. Over the years, Florida Progress shareholders have voted against such measures by overwhelming margins. Last year, the anti-nuclear proposal was defeated by a 12 to 1 ratio.

  Rumor of Possible Sale of Nuclear Plant

     The Company is concerned with the reckless manner in which this shareholder spread a rumor that the Company was negotiating to sell its nuclear unit. So far as the Company knows, Mr. Putney made no attempt to contact the Company for verification before including this allegation in his proposal. In October 1994, he sent copies of his proposal to news media outlets in Florida and made statements to the media suggesting there was truth to the rumor. This resulted in at least one reporter calling a nationally prominent securities analyst about the "news." The analyst was unaware of the rumor and immediately called the Company for an explanation.

     In the opinion of the Company, that conduct showed a complete disregard for the interests of Florida Progress as well as those of its shareholders. Because trading in securities markets can be influenced by rumor, fear or speculation, Mr. Putney's public comments and the unsubstantiated statements in his proposal could have affected the trading volume and price of the Company's stock. Other publicly owned companies also were named in his proposal.

     Mr. Putney's actions put the Company and its shareholders at risk. It could have affected the price at which the Company's stock would trade and it could have affected those investors who were trading in the stock at that time. This conduct clearly calls into doubt whether Mr. Putney's actions can be viewed as in the interests of Company's shareholders.

     Although there was no truth to the rumored sale of the Crystal River nuclear plant, the Company believes that any decision to sell any significant asset, whether it be an office building or a nuclear plant, is the responsibility of management and the Board of Directors. It would be inadvisable for the Board to adopt a policy that could preclude it from giving appropriate consideration to the sale of any particular asset, including the Crystal River nuclear plant.

  Thermo-Lag

     The second part of Mr. Putney's proposal focuses on the subject of Thermo-Lag, an insulation material used at about 75 U.S. nuclear plants, including Florida Power's Crystal River nuclear plant.

Thermo-Lag is a white, plaster-of-Paris-like substance that many plants installed years ago as a fire retardant to protect plant equipment. The material hardens after being wrapped tightly around electrical conduit and cables.

     The nuclear industry learned in 1992 that laboratory tests conducted for Thermo-Lag's manufacturer years earlier were falsified. The U.S. Nuclear Regulatory Commission ("NRC") determined these tests overstated the material's fire retardant performance during simulated fire conditions. Since 1992, Florida Power has been working with federal regulators to ensure that its fire protection program meets current and future NRC requirements.

     Thermo-Lag is only one component in a comprehensive fire protection program at the Crystal River nuclear plant. Today, that program also includes fire barriers, sprinkler systems, smoke and heat detectors, fire inspectors, roving fire watch patrols and a fire brigade located on site 24 hours a day. When combined, these protective controls comply with NRC requirements.

     Operating the nuclear plant safely is of paramount importance to Florida Power. Florida Power believes it can protect its employees and plant equipment by continuing its current fire safety program. In its most recent evaluation of the Crystal River nuclear plant, the NRC said "[Florida Power's] fire protection program was properly maintained during the assessment period [August 1992 to February 1994]. Fire brigade staffing consistently met regulatory requirements, and supporting equipment, controls and fire barriers were maintained operable."

     The NRC gave its highest rating to the Plant Support area, which includes fire protection. This means that reduced NRC attention in this area may be appropriate. The agency said "Licensee [Florida Power] management attention and involvement are aggressive and oriented toward nuclear safety; licensee resources are ample and effectively used by such that a high level of performance with respect to operational safety or construction quality is being achieved."

     Florida Progress opposes Mr. Putney's recommendation that the plant be shut down because of the concern over Thermo-Lag. The Company believes sufficient fire protective measures are already in place. Plant officials will continue to work closely with the NRC to learn more about this material so that the Company can continue to maintain high safety standards at the Crystal river nuclear unit.

                      ACCORDINGLY, THE BOARD OF DIRECTORS
                   RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

                            SHAREHOLDER PROPOSAL #2B

     Joseph E. Deddo, 2935 E. Buck Court, Inverness, Florida 34452, a holder of 95 shares of the Company's Common Stock, hereby notifies the Company of his intention to present the following proposal for action at the Annual Meeting:

     NOW, THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors to adopt a policy that requires annual salary increases for executive officers that are greater than 5% of their prior year's salary to be approved by a vote of the shareholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL
                           FOR THE FOLLOWING REASONS

     The Company believes that decisions concerning compensation of its executive officers should remain the responsibility of the Company's Board of Directors. It is the Board's philosophy that arbitrarily restricting executive pay would be an unwise policy. The Board believes it needs to retain flexibility to establish and modify compensation levels in order to attract and retain the executive talent needed to lead the Company in an increasingly competitive industry.

     Specifically, executive pay is set by the Board's Compensation Committee, which is comprised of five outside directors. The committee's goal is to establish target compensation levels that are appropriate in light of current executive pay levels. The committee examines compensation data from several independent sources. Such data provides a guide for committee members by giving comparisons of executive pay at other similar-sized companies.

     In recent years, the Compensation Committee has decided to tie an executive's pay more closely to Company performance by using three components: base salary, annual bonus and long-term incentive pay. If certain goals are not met, the executives' compensation falls below the target levels. This places a significant portion of an executive's total compensation at risk.

     The committee believes this kind of "pay-for-performance" system, as measured by specific goals, is a fair way to structure an executive compensation plan. It rewards executives for accomplishing financial targets, which benefit the entire Company and its shareholders. This also helps protect Company assets and build long-term shareholder value.

                      ACCORDINGLY, THE BOARD OF DIRECTORS
                   RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

                            SHAREHOLDER PROPOSAL #2C

     Frank R. LoBue, 12242 74th Avenue North, Seminole, Florida 34642, the holder of 2,194 shares of the Company's Common Stock, hereby notifies the Company of his intention to present the following proposal for action at the Annual Meeting:

     NOW, THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors to discontinue, for long-term or otherwise, the Management Incentive Compensation Plans, otherwise known as the "MICP Plans."

                              SUPPORTING STATEMENT

     In keeping with the current practice of down-sizing and budget cutbacks, it is only reasonable to expect everyone, including executives, to sacrifice in one form or another. Since executive salaries and expense accounts have increased considerably in the past three years, Incentive Bonus Programs are no longer feasible. The elimination of the M.I.C.P. would thereby save our Company several million dollars.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL
                           FOR THE FOLLOWING REASONS

     The Company believes that its Management Incentive Compensation Plan ("MICP") should not be discontinued, and certainly not because of recent restructuring at Florida Power Corporation. Cost-control measures were taken at the Company's principal subsidiary to begin preparing it for a more competitive industry in the future. These measures have resulted in work-force reductions, lower operating costs and improved efficiencies.

     Such actions were not taken because Florida Power was in financial difficulty. They were taken in order to streamline utility operations and improve Florida Power's competitive cost structure. When it was necessary to eliminate positions, the Company believes employees affected by those actions were treated fairly with career transition payments based on years of service, financial counseling and assistance for alternative employment.

     MICP is a performance-based annual bonus plan, which results in a certain portion of each participant's total compensation being placed at risk. Like the Company's overall executive compensation strategy, MICP is tied directly to corporate performance. Many MICP participants are employees of Company subsidiaries other than Florida Power. To eliminate MICP would be unfair to our employees, particularly those who currently work in highly market-driven business segments.

     Annual bonus programs are a common practice in many industries, including the electric utility industry. In a 1994 study of U.S. electric utilities, all companies comparable in size to Florida Power indicated they had annual incentive bonus plans.

     If MICP were discontinued at the Company, it would lower compensation levels of many key employees to below market averages. This would put the Company at a competitive disadvantage. It would make it difficult for the Company to attract and retain a talented group of officers and managers. Maintaining a quality work force in a changing industry must be a top Company goal in the years ahead.

                      ACCORDINGLY, THE BOARD OF DIRECTORS
                   RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

1996 SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 2, 1995. Proposals should be sent to the Secretary of the Company, Florida Progress Corporation, P.O. Box 33042, St. Petersburg, Florida 33733.

GENERAL

     A number of shareholder proposals relating primarily to compensation matters have been omitted from this proxy statement because, in the opinion of the Company's General Counsel, they were not submitted in accordance with the rules of the Securities and Exchange Commission. If any of those proposals are presented at the Annual Meeting, the persons named in the enclosed form of proxy intend to vote all proxies against those proposals. Except for those omitted proposals, the Board of Directors does not know of any other matters which will come before the Annual Meeting. In the event that any other matters properly come before the Annual Meeting, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

     Enclosed is the Annual Report of the Company for the year ended December 31, 1994. It is not to be regarded as proxy soliciting material.

                                          By order of the Board of Directors,
                                               KENNETH E. ARMSTRONG
                                               Vice President, General Counsel
                                               and Secretary

                                    (LOGO)

                  THIS DOCUMENT IS PRINTED ON RECYCLED PAPER

                                      [LOGO]
                        FLORIDA PROGRESS CORPORATION

                             I M P 0 R T A N T

                              PROXY CARD BELOW


Your proxy card is attached below. Please clearly mark your voting selections, then date and sign your card (see reverse side). Please detach and return to us in the enclosed postage-paid envelope.

Please help us avoid the expense of follow-up mailings by completing and returning your proxy card promptly.








     (Tear here)                (Tear here)                 (Tear here)


FLORIDA PROGRESS CORPORATION - Annual Meeting, April 20, 1995
               Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints Jack B. Critchfield, Richard Korpan and Kenneth
E. Armstrong, and each of them, with power of substitution, proxies to represent, and to vote all shares of Common Stock of Florida Progress Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held in Fort Worth, Texas, on April 20, 1995, at 9 a.m. CDT, and at any and all adjournments thereof, and hereby revokes any prior proxies given with respect to such stock, and the undersigned authorizes the voting of such stock as follows:

1. Election of Class II Directors

Square  FOR ALL Nominees Listed  (except as           Willard D. Frederick, Jr.
Box     marked to the contrary)                       Allen J. Keesler, Jr.
 1      INSTRUCTION:  To withhold authority to        Vincent J. Naimoli
        vote for any individual nominee, strike       Charles B. Reed
        a line through the nominee's name in
        the list to the right.
Square  WITHHOLD AUTHORITY To Vote For All Nominees Listed.
Box
 3
2. The Board of Directors recommends a vote "AGAINST" each of the following three shareholder proposals requesting the Board to:

                                                          FOR  AGAINST  ABSTAIN
     A.   Cease operation of the nuclear power           square  square  square
          plant at Crystal River, Florida, and             box     box    box
          to not sell or transfer operational               1       2      3
          responsibilities for the plant
     B.   Require shareholder approval of annual salary  square  square  square
          increases for executive officers greater than    box     box    box
          5%                                                1      2      3
     c.   Discontinue the Management Incentive           square  square  square
          Compensation Plan.                               box     box    box
                                                            1       2     3
                     (Please date and sign on reverse side.)

                                      [LOGO]
                            FLORIDA PROGRESS CORPORATION

                                  I M P 0 R T A N T
                                  PROXY CARD BELOW


Your proxy card is attached below. Please clearly mark your voting selections, then date and sign your card (see reverse side). Please detach and return to us in the enclosed postage-paid envelope.

Please help us avoid the expense of follow-up mailings by completing and returning your proxy card promptly.



(Tear here)          (Tear here)          (Tear here)

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no contrary specification is made, this proxy will be voted "FOR" the nominees listed in the Election of Class II Directors and "AGAINST" the Shareholder Proposals.

                                         Dated.......................... 1995
                                         ...............................
                                                (signature)
                                         ...............................
                                               (signature)
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give title.  For joint account,
                                         each joint owner should sign.  If the
                                         signer is a corporation, please sign
                                         full corporate name by duly authorized
                                         officer. If a partnership, please sign
                                         in partnership name by authorized
                                         person.

(Please mark, date, sign, detach and mail in the enclosed envelope.)

                     FLORIDA PROGRESS CORPORATION
                APPENDIX TO ELECTRONIC FORMAT DOCUMENT

 PAGE 14

 Appearing above the table is a graph showing pictorially what is listed in the table.